EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              We consent to the use in the Application for Approval of a Minority Stock Issuance by a Stock Holding Company Subsidiary of a Mutual Holding Company on Form MHC-2, of Heritage Financial Group filed with the Office of Thrift Supervision and in the Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (Registration No. 333-123581), filed with the Securities and Exchange Commission, of our report dated February 6, 2004 on the consolidated financial statements of Heritage Financial Group and Subsidiary as of and for the year ended December 31, 2003, appearing in the prospectus which is part of the Application and Registration Statement.

              We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form SB-2, and Form MHC-2.

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Oak Brook, Illinois
May 4, 2005